Exhibit 10.1

Distribution Agreement

This Agreement is made on the 13th day of June, 2018

between

IRBN Sdn Bhd (1269100-X) whose registered office is at Ground Floor, 8 Lorong Universiti B, Section 16, 46350 Petaling Jaya, Selangor, Malaysia (the “Principal’’) and

Inbit Corp (OTC MARKET: INBT) whose registered office is at L9-02, Level 9, Brem Mall Shopping Complex, Jalan Jambu Mawar, Off Jalan Kepong, 52000 Kuala Lumpur, Malaysia (the “Distributor’’)

1.	Definitions

1.1.	The “Products” means those products listed in Schedule 1 and such further products that the Principal may in writing permit the Distributor to distribute in the Territory.

1.2.	The “Territory” means those areas listed in Schedule 2.

1.3.	The “Trademark” means those trademarks and trade names listed in Schedule 3 and such further trade marks or trade names that the Principal may in writing permit the Distributor to use in respect of the Products in the Territory.

2.	Grant and terms of distributorship

2.1.	The Principal hereby grants the Distributor a NON-EXCLUSIVE licence to distribute and sell the Products under the Trademark in the Territory during the continuance of this Agreement.

3.	Responsibilities

3.1.	The Distributor shall during the continuance of this Agreement diligently and faithfully serve the Principal as its distributor in the Territory and shall use its best endeavours to improve the goodwill of the Principal in the Territory and to further and increase the sale of the Products in the Territory.

3.2.	The Distributor will ensure that it conforms with all legislation rules regulations and statutory requirements existing in the Territory from time to time in relation to the Products.

3.3.	The Distributor undertakes to achieve targets in relation to the Products in accordance with Schedule 4.

3.4.	The Distributor undertakes during the continuance of this Agreement not to manufacture or sell in or import into the Territory any goods competitive with the Products and not to be interested directly or indirectly in any such manufacture sale or importation.

3.5.	The Distributor shall leave in position and not alter, cover or erase any notices or other marks (including without limitation details of patents or notices that a trademark design or copyright relating to the Products is owned by the Principal or a third party) which the Principal may place on or affix to the Products.

3.6.	The Distributor shall keep full and proper records showing clearly all enquiries in respect of the Products and shall allow the Principal, on reasonable notice, access to its records and accounts relating to the Products for inspection.

3.7.	The Distributor shall insure at its own costs with a reputable insurance company all stocks of the Products as are held by it against all risks that would normally be insured against by a prudent businessman to at least their full replacement value and produce to the Principal on written demand full particulars of that insurance and the receipt for the then current premium.

4.	Enquiries

4.1.	The Distributor shall during the continuance of this Agreement refer to the Principal all enquiries it receives for the Products for sale outside or export from the Territory.

5.	Extra-territorial activities

5.1.	During the continuance of this Agreement the Distributor can sell outside or export or assist in or be a party to the export of the Products from the Territory unless the prior consent of the Principal has been obtained.

6.	Supply of the products

6.1.	The Distributor shall purchase all its requirements for the Products ready packaged from the Principal.

6.2.	The parties hereto agree that orders placed by the Distributor with the Principal under cl 6.1 or for any other items shall be on the terms set out in Schedule 5. In the event of a conflict between this agreement and the terms set out in Schedule 5, the terms of this agreement shall prevail.

6.3.	The Principal reserves the right to improve or modify the Products without prior notice shall be notified to the Distributor in which event the Distributor may vary or cancel any orders placed for the Products prior to the receipt of such notification except to the extent that these orders can be met by the supply of Products which do not incorporate the improvement or modification notified hereunder. Variation or cancellation hereunder shall be effected by the Distributor notifying the Principal thereof within fourteen days of receipt by the Distributor of the relevant notification of the relevant improvement or modification. The Distributor’s rights of cancellation under this clause shall be its sole remedy in the event of any improvement or modification being made to a Product, and in particular, but without limitation, no compensation or damages for breach of contract shall be payable to the Distributor by reason of such improvement or modification.

6.4.	The Principal shall make sure the Product conforms with Malaysia Authorities Requirement. It shall be the duty of the Distributor to make sure the Product conforms with other export destinations i.e. US Authorities’ requirement prior to selling and/or distributing the Product on the Territory.

6.5	The Principal shall ensure that the raw material used for the Product shall be souced and produced in Malaysia.

7.	Advertising

7.1.	The costs of all advertising and sales promotion activities shall unless otherwise decided be borne by the Distributor.

7.2.	All advertisements point of sale promotion merchandising and publicity material for the Products issued by the Distributor shall be subject, before issue, to the prior approval of the Principal.

7.3.	All sales promotion activities carried on by the Distributor for the Products of whatever nature must receive the prior approval of the Principal.

8.	Merchandising

8.1.	The cost of all merchandising returns from customers relating to the Products shall (except in respect of Products which the Principal is obliged to replace as defective in accordance with its warranty obligations under Schedule 5), be borne by the Distributor.

9.	Sales and marketing policies

9.1.	The Distributor shall conform to the general sales and marketing policies of the Principal and the Principal reserves the right to issue directions from time to time to the Distributor to ensure such conformity.

9.2.	Selling prices for the sale of the Products in the Territory by the Distributor shall be established and revised from time to time by the Distributor.

9.3.	The Distributor undertakes not to alter treat or otherwise deal with any of the Products (or their packaging) or to present any such Products for sale in a group package without in both cases obtaining the prior written consent of the Principal.

10.	Stocks of the products

10.1.	The Distributor shall at all times during the continuance of this Agreement carry at least optimum stock of the Products so that all orders received by the Distributor can be supplied without undue delay. The Distributor shall supply such reports as to stock levels and movements as the Principal may from time to time request.

11.	Staff

11.1.	The Distributor shall maintain during the continuance of this Agreement sufficient staff to sell distribute and promote the sale of the Products throughout the Territory and perform in a timely and satisfactory manner the Distributor’s obligations under this Agreement and in particular shall create and maintain a sales force of sufficient size from time to time to fulfil the Distributor’s obligations under this Agreement in relation to the sale and marketing of the Products.

12.	Monthly reports

12.1.	The Distributor shall send to the Principal by the thirtieth day following the end of each calendar month during the continuance of this Agreement a report of sales made of the Products in the Territory during that month together with such other marketing and other information in relation to the operation of the Agreement as the Principal may reasonably require.

13.	Intellectual property rights

13.1.	It is agreed that all rights to the Trademark (and all other intellectual property rights relating to or subsisting in the Products) are and shall remain the exclusive property of the Principal. The Distributor shall at the expense of the Principal enter into such agreements with the Principal and shall execute such documents and carry out such actions as may be necessary to protect such rights of the Principal in the Territory.

13.2.	The Trademark shall not be used in any manner liable to invalidate the registration thereof and the right to use the Trademark in connection with the appropriate Products is only granted to the extent that the Principal is able to do so without endangering the validity of the registration.

13.3.	The Distributor shall (in so far as it becomes aware thereof) notify the Principal of any unauthorised use in the Territory of the Trademark. At the request and cost of the Principal the Distributor shall take part in or give assistance in respect of any legal proceedings and execute any documents and do any things reasonably necessary to protect the Trademark in the Territory.

14.	No joint venture or partnership

14.1.	Nothing in this Agreement shall create a partnership or joint venture between the parties hereto and save as expressly provided in this Agreement neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

15.	Commencement and term of agreement

15.1.	This Agreement shall (subject to earlier termination as herein provided) commence upon the date of signature hereof and continue in force for an initial period of two years and thereafter the Distributor shall have the option to renew for further terms subject to terms and coditiont to be agreed upon by both parties.

15.2.	The Distributor shall obtain at its own expense all necessary permissions consents and licences (including but without limitation those required to be given by any government department or any body constituted under the law of the Territory for licensing or other regulatory purposes relating to the Products) to enable the Distributor to market distribute and sell the Products in the Territory and to ensure the full and legal operation of this Agreement. For the avoidance of doubt, all taxes, charges, levies and fees of any kind imposed on the import or purchase of the Products shall be for the account of the Distributor.

15.3.	If the said permissions consents and licences are not obtained and fully operative within a period of six months from the aforesaid date of commencement the Principal shall thereafter have the option to terminate this Agreement immediately by notice to the Distributor. The said option shall cease if (prior to its exercise) the aforesaid permissions consents and licences have in fact been obtained and are fully operative even though this has been achieved outside the said period of six months.

15.4.	The Distributor shall not be entitled to any compensation on the termination of this Agreement under cll 15 or 16 for any cause whatsoever including but without limitation expiry by effluxion of time.

16.	Termination

Without prejudice to any right or remedy the Principal may have against the Distributor for breach or non-performance of this Agreement the Principal shall have the right summarily to terminate this Agreement:

16.1.	On the Distributor committing a material breach of this Agreement other than a breach of cl 3.3 providing the Distributor has been advised in writing of the breach and has not rectified it within twenty-one days of receipt of such advice.

16.2.	On the Distributor failing to achieve a target under cl 3.3 unless such failure was caused by a default of the Principal or by reason of act of God, fire explosion war riot civil commotion or governmental decree or legislation.

16.3.	If the Distributor shall have any distress or execution levied upon its goods or effects.

16.4.	On the commencement of the winding up or bankruptcy of the Distributor or on the appointment of a receiver or administrator of the distributor’s assets or on the Distributor ceasing to do business at any time for 30 consecutive days (other than for annual holidays).

16.5.	On the Distributor for any reason of whatsoever nature being substantially prevented from performing or becoming unable to perform its obligations hereunder.

16.6.	On the Distributor assigning or attempting to assign this Agreement without the prior written consent of the Principal.

16.7.	If control of the Distributor shall pass from the present shareholders or owners or controllers to other persons whom the Principal shall in its absolute discretion regard as unsuitable.

17.	Effect of termination

17.1.	Upon termination of this Agreement from any cause whatsoever pursuant to cl 15 or 16 (or by reason of expiry by effluxion of time) the Distributor shall at the request of the Principal promptly return to the Principal all documentation of any nature whatsoever in his possession or control relating to the Products or to the Principal and to the activities of the Distributor in relation to the Products or the Principal (other than correspondence between the Distributor and the Principal which does not relate to technical matters).

17.2.	Upon such termination the Distributor shall have no further rights to use the Trademark in any way whatsoever and in particular but without prejudice to the generality of the foregoing shall cease to use the Trademark on its letterheads packaging vehicle liveries or elsewhere and shall at the request of the Principal sell any stocks of the Products not disposed of, in packaging which bears neither the Trademark nor the name of the Principal.

17.3.	Upon such termination the Distributor shall (if so required) supply the Principal with a list of the Distributor’s customers for the Products.

17.4.	Upon such termination the Distributor shall (if legally possible) assign to the Principal free of charge all permissions consents and licences (if any) relating to the marketing and or distribution and or sale of the Products and execute all documents and do all things necessary to ensure that the Principal shall enjoy the benefit of the said permissions consents and licences after the said termination to the entire exclusion of the Distributor.

18.	Confidentiality

The Distributor shall keep strictly confidential not disclose to any third party and use only for the purposes of this Agreement all information relating to the Products (whether technical or commercial) and to the affairs and business of the Principal and its subsidiary or associated companies, whether such information is disclosed to the Distributor by the Principal or otherwise obtained by the Distributor as a result of its association with the Principal.

19.	Assignment

19.1.	This Agreement and the benefit of the rights granted to the Distributor by this Agreement shall be personal to the Distributor who shall not without the prior consent of the Principal mortgage or charge the same to any third party nor subcontract nor assign the same nor part with any of its rights or obligations hereunder save that the foregoing shall not prevent the Distributor from factoring or mortgaging or in any way creating a charge or security over Products the title in which shall have passed to it or over book-debts created by the sale of such Products.

20.	Miscellaneous

20.1.	No waiver, alteration, variation or addition to this Agreement shall be effective unless made in writing on or after the date of signature of this Agreement by both parties and accepted by an authorised signatory of both parties.

20.2.	The interpretation construction effect and enforceability of this Agreement shall be governed by the laws of Malaysia, and the parties agree to submit to the non-exclusive jurisdiction of the Malaysia courts.

20.3.	All notices documents consents approvals or other communications (a “Notice’’) to be given hereunder shall be in writing and shall be transmitted by registered or recorded delivery mail, or by telex, facsimile or other electronic means in a form generating a record copy to the party being served at the relevant address for that party shown at the head of this Agreement. Any Notice sent by mail shall be deemed to have been duly served three working days after the date of posting. Any Notice sent by telex facsimile or other electronic means shall be deemed to have been duly served at the time of transmission [if transmitted during normal business hours at the location of the recipient and if not so transmitted then at the start of normal business hours on the next business day commencing at such location after the time at which the transmission was made].

20.4.	The headings in this Agreement shall not affect its interpretation.

20.5.	Throughout this Agreement, whenever required by context, the use of the singular number shall be construed to include the plural, and the use of the plural the singular, and the use of any gender shall include all genders.

20.6.	The Schedules to this Agreement constitute an integral part hereof.

20.7.	Reference in this Agreement to a clause or a Schedule is to a clause or Schedule of this Agreement.

20.8.	If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the validity and enforceability of the remainder of this Agreement shall not be affected.

20.9.	The waiver or forbearance or failure of a party in insisting in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that party’s rights to future performance of such provision and the other party’s obligations in respect of such future performance shall continue in full force and effect.

SCHEDULE 1

Details of the Products

SCHEDULE 2

Details of the Territory

1.0 United States (USA)

2.0 Other Countries in North America (Subject to the approval by Principal)

SCHEDULE 3

Details of the Trademarks

1.0 With Prior Consent, Distributor can apply to use, adopt, apply and promote under the IP/Trademarks of the Principal.

2.0 Details of the Trademarks shall refer to the Principal from time to time.

SCHEDULE 4

Purchase Targets

The Distributor undertakes to achieve during each consecutive period of twelve months of the currency of this Agreement (the first such period to commence upon the date of commencement of this Agreement) the following minimum targets for purchases from the Principal for the Products during the relevant period as follows:

Target:

Immediately after the Feasibility Study to be carried out by the Distributor which is about 3 ~ 6 months, for the First 12-Month, at least a total sum of USD 1,000,000.00 per annum worth of stock (based on base price).

For the Second 12-Month, at least a total sum of USD 2,000,000.00 per annum worth of stock (based on base price).

SCHEDULE 5

Terms of Supply

1.	Term of Payment

	1.1	The Product shall be sold by the Principal to the Distributor at a rate of US Dollar (USD) ____________ per ____________ unit/kilogram of Products (hereinafter referred to as the “Base Price or Ex-Stock Price”).

	1.2	Full payment shall be made by the Distributor prior to the shipment of the ordered products by the Principal.

	1.3	Any payment made by the Distributor shall be made in US Dollar (USD) currency directly to the Principal’s bank account to be notified from time to time.

2.	Method of Order

	2.1	The Distributor shall first issue a purchasing order to the Principal.

	2.2	The Principal shall within a reasonable period from the receipt of a purchasing order, issue to the Distributor an invoice stating the particulars of the products and total sum to be paid.

3.	Shipping

	3.1	Ordered Product shall be shipped out by the Principal within fourteen (14) working days from the date the Principal receipt of the full settlement of the Ordered Sum and being notified by the Distributor of the same. However the Principal shall not be liable or responsible on the time frame the Ordered Product shall reach the designated port.

	3.2	The Principal shall at the Principal’s sole cost be responsible for Ex-Stock or Ex-Warehouse, Malaysia and shall not be responsible for any shipments to any designated locations. Any other fees or costs including but not limited to taxes, storage fees and/or transportation fees shall be solely borne by the Distributor.

4.	Warranty

	4.1	The risk of the Ordered Product shall be deemed passed to the Distributor upon the Distributor collected the Ordered Products from the warehouse or front desk of Principal.

	4.2	Any damage or lost on the Ordered Products prior to the collection of the same by the Distributor shall be borne by the Principal.

Signed the day and year first above written by the duly authorised representatives of the Principal and the Distributor.

IRBN Sdn Bhd		Witnessed by:
For on behalf of the Principal

/S/Kwai Yow		/S/ Chin Jee Chang
Name:	Kwai Yow	Name:	Chin Jee Chang

Inbit Corp.
For and on behalf of the Distributor		Witnessed by:

/S/ Tan Chee Hong		/S/ Choy Cheng Choong
Name:	Tan Chee Hong	Name:	Choy Cheng Choong